Morgan Stanley Limited Duration U.S. Government Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Federal National Mortgage Association
		      0.625% due 9/24/2012
Purchase/Trade Date:	8/27/2010
Offering Price of Shares: $99.846
Total Amount of Offering: $5,000,000,000
Amount Purchased by Fund: $2,880,000
Percentage of Offering Purchased by Fund: 0.058
Percentage of Funds Total Assets: 1.00
Brokers: Barclays
Purchased from: Barclays